Date:    April 19, 2018
To:    Alan Amrod
From:    David Flynn
Subject:    Documentation of Agreement to Support Your Temporary Relocation to CA

This Memorandum confirms the company’s agreement to pay to or reimburse you for certain expenses you may incur relating to your relocation of residence to California in conjunction with your assumption of the role of VP of products leading the Aerohive product team.

1.	Other items –

a.	Housing rental or lease costs –

i.
The company will pay on your behalf, or directly reimburse you, for monthly lease or rental costs related to housing in California for the period of January 1, 2017 through March 31, 2018. These payments or reimbursement will be included in your taxable income for this period.

b.	Additional temporary cost of living adjustments –

i.
The company will pay you $2,325 per month for the period of January 1, 2017 through March 31, 2018, for additional incidental costs associated with you assuming the role of VP Products to compensate for the difference in regional cost-of-living expenses. These payments will be included in your taxable income for this period.

c.	Automobile costs –

i.
The company will pay you $300 per month for the period of January 1, 2017 through March 31, 2018, for the lease or rental cost of an automobile. These payments will be included in your taxable income for this period.

d.	Personal travel –

i.
The company will reimburse you commercial airfare, round trip, coach travel, for up to 4 personal trips for you individually to your home in Florida during calendar year 2017. These reimbursements will be included in your taxable income for this period.

e.	The company will reimburse you $5,000 for professional tax services for the tax year 2017. This reimbursement will be included in your taxable income for this period.

2.	Tax adjustments -

a.	For of each of tax years 2017 and 2018, the company will pay you an amount equivalent to the individual tax assessed on you for the respective “Other items”

payments or reimbursements identified above (such payment(s) by the company to you to be further “grossed up” to reflect the imputed income to you of such payments). Such grossed-up payment amounts will be reflected on you W-2s.
Any changes to this Memorandum can only be made through a mutually agreed upon written addendum, signed for Aerohive by our C.E.O or C.F.O.

Subject only to the Tax adjustments payment provided, above, you understand you are otherwise obligated and responsible for the timely payment of any tax obligations, liabilities or assessments relating to the payments and/or reimbursements provided in this Memorandum.

Aerohive Networks	Alan Amrod

Dave Flynn	Alan Amrod
Date:	Date:

CHANGES

•	Addendum 1 – Effective 2/27/2017

Item 2.b.i Automobile costs – Effective 2/27/17 the monthly value shall increase from $300 to $450. Retroactive to 1/1/2017 and terminate effective 3/31/18

Dave Flynn	Alan Amrod
Date:	Date:

•	Addendum 2 – Effective 7/1/2017

Item 2. a. i, 2. b. i, 2. c. i, 2. d. i .and 3.a. terminate on effective 3/31/2018.

Dave Flynn	Alan Amrod
Date:	Date:

•	Addendum 3 – Effective 2/21/2018

Schedule of payments made in 2017 per item specified in agreement

Item 2.a.i -     $31,657.17
    Item 2.b.i -     $27,900.00
Item 2.c.i -     $5,400.00
Item 2.d.i -     $1,965.26

Item 3 -     $5,000.00

Item 4 –	85,285.07, gross up to compensate for the tax liability created by payments outlined above.

Dave Flynn	Alan Amrod
Date:	Date:

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